UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2013 (May 7, 2013)

MISONIX, INC.
(Exact name of registrant as specified in its charter)

New York	1-10986	11-2148932
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1938 New Highway, Farmingdale, NY		11735
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (631) 694-9555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Under the terms of a Letter Agreement, dated May 7, 2013 (the “Letter Agreement”), between Stavros Vizirgianakis and MISONIX, INC. (the “Company”), the Company agreed to have its board of directors (the “Board”) vote to expand the Board by one position and nominate Mr. Vizirgianakis for the newly-created position on the Board.

The Letter Agreement also contains a standstill provision whereby, unless the Company consents, for a period of eighteen (18) months after the date of the Letter Agreement, Mr. Vizirgianakis will not directly or indirectly (a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, any beneficial ownership or record ownership of any shares of the Company’s common stock, par value $.01 per share (“Common Stock”), in excess of 19.99% of the number of shares of Common Stock then issued and outstanding (the “Standstill Limit”); (b) participate in the formation of any person or group for the purpose of acquiring Common Stock in excess of the Standstill Limit; (c) solicit, or participate in any solicitation of proxies or become a participant in any election contest with respect to the Company (other than in Mr. Vizirgianakis’ capacity as a member of the Board); or (d) instigate, encourage or knowingly assist any other person to take any action that would violate the foregoing (a) through (c) (the foregoing (a) through (d) collectively, the “Standstill Provision”).

However, the Standstill Provision shall not be in effect (x) after the Company publicly announces that it is seeking purchasers for the Company or that the Company is otherwise exploring strategic options that, if effected or concluded, are reasonably likely to result in the events described in (y); (y) after the Company publicly announces a transaction, or an intention to effect a transaction, which would result in either (1) the sale, transfer, disposition or exclusive license by the Company to a third party of assets representing more than 40% of the consolidated earning power or assets (whether by book value or fair market value) of the Company, or (2) the persons who, immediately prior to such transaction, had beneficial ownership of 50% or more of the total voting power of the Company do not continue to beneficially own at least 50% of the total voting power of the acquiring entity, or in the case of a merger transaction, the surviving corporation; or (z) after any third party commences a tender or exchange offer, which, if successful, would result in such third party beneficially owning not less than 50% of the then outstanding Common Stock.

Additionally, the Standstill Provision does not prohibit (i) Mr. Vizirgianakis or his affiliates from acquiring the securities of another company that beneficially owns less than 5% of any securities of the Company; (ii) employees of Mr. Vizirgianakis or his affiliates from purchasing the Company’s securities for their own account; (iii) Mr. Vizirgianakis from initiating discussions with or submitting proposals to the Company (including proposing waivers of the Standstill Provision), or otherwise from taking any actions, solely related to licensing, collaboration, research, development, marketing or comparable agreements, or the parties from entering into any relationship or transaction in the ordinary course of business; (iv) Mr. Vizirgianakis from taking any action that is approved in advance by the Board; or (v) Mr. Vizirgianakis from initiating discussion or making proposals to the Company, in a confidential manner, regarding any transaction, including a reorganization, business combination, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, that would not be reasonably expected to require the Company to make a public announcement regarding any of the types of matters set forth in the Standstill Provision.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the provisions of the Letter Agreement attached to this report as Exhibit 10.1.

Item 2.02	Results of Operations and Financial Condition.

On May 9, 2013, the Company issued a press release announcing its financial results for the three months ended March 31, 2013. The press release is attached hereto as Exhibit 99.1. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On May 7, 2013, the Board increased the number of directors constituting the entire Board of the Company to a total of seven (7) and elected Stavros Vizirgianakis to fill the newly created directorship position. The Board has determined that Mr. Vizirgianakis is not independent according to the corporate governance standards of The NASDAQ Stock Market. The full text of a press release issued on May 10, 2013 announcing the election is included as Exhibit 99.2 to this report and is incorporated herein by reference.

(b) On May 7, 2013, Michael C. Ryan, the Company’s Senior Vice President, Medical Division, was terminated from such position with the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Letter Agreement, dated May 7, 2013, between MISONIX, INC. and Stavros Vizirgianakis.

Exhibit 99.1	Press Release of MISONIX, INC., dated May 9, 2013.

Exhibit 99.2	Press Release of MISONIX, INC., dated May 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2013	MISONIX, INC.
	By:	/s/ Richard Zaremba
Richard Zaremba
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated May 7, 2013, between MISONIX, INC. and Stavros Vizirgianakis

99.1	Press Release of MISONIX, INC., dated May 9, 2013

99.2	Press Release of MISONIX, INC., dated May 10, 2013.